Exhibit 99.5

ASSET PURCHASE AGREEMENT

by and among

divine, inc.

and

Certain Domestic Subsidiaries Listed on the Signature Pages Hereto

as Sellers

and

dS&MS Newco, Inc.

as Purchaser

and

Golden Gate Private Equity, Inc.

as Guarantor

dated as of

May 5, 2003

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”), dated as of May 5, 2003 (the “Execution Date”), is entered into by and among divine, inc., a Delaware corporation (“Parent”) and certain of its domestic subsidiaries set forth on the signature pages hereto (“Subsidiaries” and together with Parent, the “Sellers”), dS&MS Newco, Inc., a corporation formed pursuant to the laws of the Cayman Islands (the “Purchaser”) and, for purposes of Section 13.13 hereof, Golden Gate Private Equity, Inc., a Delaware corporation (the “Guarantor”).

W I T N E S S E T H

WHEREAS, the Sellers are engaged in the business of deploying software solutions that focus on collaboration and workflow such as voice-based customer contract tools, telephony webinars (Web-based seminars), secured messaging and integrated software installation services through the divine Professional Services Group, including, without limitation, with respect to each of the products listed on Exhibit A hereto (the “Business”);

WHEREAS, each Seller is a debtor and a debtor in possession in a case (the “Bankruptcy Case”) filed in the United States Bankruptcy Court for the District of Massachusetts, Eastern Division (the “Bankruptcy Court”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) on February 25, 2003 (the “Petition Date”).

WHEREAS, upon the terms and subject to the conditions set forth herein, the Sellers desire to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from Sellers, substantially all of the assets of the Sellers primarily used in the Business, and Purchaser desires to assume certain liabilities of the Sellers primarily incurred in connection with the Business in accordance with the terms and subject to the conditions of this Agreement (the “Proposed Transaction”); and

WHEREAS, the parties desire to consummate the Proposed Transaction, including (i) the sale of the Transferred Assets to the Purchaser pursuant to Sections 363(b), (f) and (m) of the Bankruptcy Code, free and clear of all Liens except Assumed Liabilities and Permitted Exceptions, and (ii) the assignment by the Sellers and the assumption by the Purchaser, pursuant to Section 365 of the Bankruptcy Code, of all Assigned Contracts to be assigned to the Purchaser under this Agreement, as promptly as practicable after the Bankruptcy Court enters an order approving the Proposed Transaction (the “Sale Approval Order”).

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1                 Definitions. The following terms, as used in this Agreement, shall have the following meanings:

“Accounts Receivable” shall mean all accounts receivable of the Sellers as of the Closing Date to the extent relating to the Business, including any unbilled accounts receivable of the Sellers as of the Closing Date.

“Acquisition Documents” shall mean, collectively, this Agreement, the Bill of Sale and the Assignment and Assumption Agreement and all agreements, instruments, certificates and other documents executed and delivered in connection herewith or contemplated hereby.

“Action” shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, adversary proceeding, mediation, suit, investigation or other proceeding and any appeal therefrom.

“Adjusted Accounts Receivable” shall mean (i) the $40,965,106.51 of gross billed and unbilled outstanding domestic accounts receivable as of 12:01 am Eastern Time on March 18, 2003, plus (ii) any new billed domestic accounts receivable (without duplication to unbilled accounts receivable included in clauses (i) or this clause (ii)) and any new unbilled domestic accounts receivable, in each case, that accrued at any time during the period from March 18, 2003 through the Business Day prior to the Closing Date, all as determined in accordance with GAAP, minus (iii) the amount of cash collections during the period from March 18, 2003 through the Business Day prior to the Closing Date with respect to the accounts receivable described in clauses (i) and (ii).

“Affiliate” shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  As used in this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct the management policies of such Person, whether through the voting power of outstanding securities, by contract or otherwise.

“Agreement” shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits attached hereto.

“Allocation” shall have the meaning ascribed to such term in Section 2.6 hereof.

“Approval” shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

“Assets” shall mean both the Transferred Assets and the Excluded Assets.

“Assigned Contracts” shall mean (i) all Contracts listed on Schedule 1.1(a) and (ii) to the extent assignable, all Contracts set forth on Schedule 1.1(b).  The Purchaser shall have the right by written notice delivered to the Sellers, at any time during the period from and after the date hereof through and including twenty (20) Business Days after the Closing Date, to add (x) any Contract that is not a Restricted Contract to Schedule 1.1(a) hereof and (y) any Contract that is a Restricted Contract to Schedule 1.1(b) hereof (excluding, in each case, employment agreements to which any Seller is a party), provided, in each case, that such Contract has not been previously rejected in the Bankruptcy Case, and provided further that (a) the Sellers’ obligation with respect to any Contract so added shall be limited to filing a motion with the Bankruptcy Court to approve the transfer of such Contract to the Purchaser and using reasonable best efforts to effectuate such transfer and (b) to the extent such Contract is added after the Auction Date, the Purchaser shall pay all amounts which may be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assignment and assumption of such Contract.   Schedules 1.1(a) and 1.1(b) also include the estimated amounts (as of the date hereof) of all amounts which may be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Assigned Contract.  Notwithstanding anything in the Agreement to the contrary, the Purchaser shall not have the right to add the Contracts set forth on Schedule 1.1(c) to either Schedule 1.1(a) or 1.1(b).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B.

“Assumed Liabilities” shall have the meaning ascribed to such term in Section 2.3 hereof.

“Auction Date” shall mean April 29, 2003, or such other later date as the Auction (as defined in the Sale Procedures Order) is concluded.

“Bankruptcy Case” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Bankruptcy Code” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Bankruptcy Court” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Bankruptcy Court Orders” shall mean the Sale Procedures Order and the Sale Approval Order.

“Beneficiaries” shall have the meaning ascribed to such term in Section 13.13(a) hereof.

“Beneficiary” shall have the meaning ascribed to such term in Section 13.13(a) hereof.

“Bill of Sale” shall mean the bill of sale transferring to the Purchaser the Transferred Assets, substantially in the form attached hereto as Exhibit C.

“Books and Records” shall have the meaning ascribed to such term in Section 2.1(f) hereof.

“Business” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Business Day” shall mean a day that is not a Saturday, a Sunday or a day on which banks in the State of Illinois are required or authorized to close for regular banking business.

“Claims” shall mean all claims, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any person or entity.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean (i) the later of (A) the Business Day that is three (3) Business Days after the date that all the conditions to Closing described in Article IX and Article X hereof have been fully satisfied or waived by the appropriate party or parties or (B) May 15, 2003 or (ii) such other date as the Purchaser and the Sellers may mutually agree upon.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” shall mean the Official Committee of Unsecured Creditors in the Bankruptcy Case.

“Content Management Business” shall mean the business of the Sellers of deploying software solutions that focus on relationship and content management such as auto-response applications, team interaction, content acquisition, organization and management, content delivery and training programs.

“Contract” shall mean each instrument, contract, license and other agreement, including real property leases, operating leases, capital leases, unexpired leases of personal property and other leases, in each case primarily relating to the Business, to which any Seller is a party or by which it or any of the Transferred Assets is bound.

“Deposit” shall have the meaning ascribed to such term in Section 2.5 hereof.

“dMS Business” shall mean the business of the Sellers of building, hosting, managing, monitoring, and securing clients’ critical applications by offering design and engineering of managed hosting solutions; installation, configuration, and testing of hardware and software systems; ongoing maintenance, back-ups, and upgrades; performance and security monitoring; and technical support.

“Drop Dead Date” shall have the meaning ascribed to such term in Section 12.1(e) hereof.

“d/W-H” shall have the meaning ascribed to such term in Section 2.2(b) hereof.

“Effective Time” shall mean 12:01 a.m. on the Closing Date.

“Eligible Employee” shall mean any individual in the employment of any Seller with respect to the Business as of the Effective Time.

“Environmental Laws” shall mean Laws relating to the protection of the environment and/or human health and safety from environmental effects or to the generation, management, removal, remediation, emission, discharge, control, processing, use, treatment, storage, disposal, transport, release, recycling, or handling of Hazardous Materials.

“Environmental Permits” shall mean all permits, licenses, authorizations, registrations and other governmental consents required under Environmental Laws.

“Equipment” shall mean each item of machinery, equipment and fixture owned by any Seller as of the Execution Date, or any subsequent replacements or additions thereto in each case which has been or is now primarily used by any Seller in connection with the Business.

“Escrow Account” shall have the meaning set forth in the Escrow Agreement.

“Escrow Agent” means U.S. Bank, N.A.

“Escrow Agreement” shall mean the Escrow Agreement, dated April 9, 2009, as amended, entered into by and among the Purchaser, Parent and Escrow Agent.

“Excluded Assets” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Excluded Liabilities” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Execution Date” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Executory Contracts” shall mean all Contracts to which any Seller is a party that constitute “executory contracts” as such term is used in Section 365 of the Bankruptcy Code.

“Foreign Subsidiaries” shall have the meaning ascribed to such term in Section 2.7 hereof.

“Foreign Subsidiary” shall have the meaning ascribed to such term in Section 2.7 hereof.

“Foreign Subsidiary Option” shall have the meaning ascribed to such term in Section 2.7 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel, including, without limitation, the Bankruptcy Court.

“Guaranteed Obligations” shall have the meaning ascribed to such term in Section 13.13(a) hereof.

“Guarantor” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Guaranty” shall have the meaning ascribed to such term in Section 13.13(a) hereof.

“Hazardous Materials” means any substance: (i) the presence of which requires or may require investigation, remediation, monitoring or control of any kind under any Environmental Laws; or (ii) which is or becomes regulated or defined as “hazardous waste,” “hazardous material,” “hazardous substance,” “friable asbestos,” “radioactive material,” “radioactive waste,” “low-level radioactive waste,” “oil,” “petroleum,” “petroleum products,” “polychlorinated biphenyls,” “volatile organic compounds” (including those that are airborne) or “wastewater” under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illinois Court” shall have the meaning ascribed to such term in Section 13.7(c) hereof.

“Intellectual Property” shall mean all of the following whether patented or patentable or not and whether or not such items have been reduced to written, computer-readable or other tangible form and irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by any Seller and that primarily relate to the Business: United States and foreign patents of any description, and applications therefor, utility models and utility model applications (whether owned or licensed), including any equivalents, divisionals, continuations, continuations-in-part, re-issues, registrations, additions or extensions thereof, as well as any further patents, patent applications, utility models and utility model applications (whether owned by or licensed); United States (federal, state and common law) and foreign trademarks and other trade names, service marks, logos, labels, trade dress, advertising and package designs, and other trade rights (and all goodwill associated with the foregoing), whether or not registered and all applications therefor; United States and foreign copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation), all other rights relating to computer software, Web sites, domain name registrations, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing, and all claims and causes of action relating to any of the foregoing, including all claims or causes of action for past infringement, and all other intellectual property rights of any kind or nature.

“Inventory” shall mean all inventories owned by any Seller wherever located that primarily relate to the Business.  For purposes hereof, inventories shall include packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered a part of “inventory” under GAAP.

“knowledge” means (i) with respect to Sellers, the actual knowledge, without independent investigation, of each of the executive officers of Sellers, and (ii) with respect to the Purchaser, the actual knowledge, without independent investigation, of each officer of Purchaser.

“Law” shall mean any law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time (including, without limitation, any zoning or land use law or ordinance, building code, Environmental Law, securities, blue sky, civil rights or occupational health and safety law or regulation and any court, administrative agency or arbitrator’s order or process).

“Liability” shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due.

“Lien” shall have the meaning assigned to such term under Section 101(37) of the Bankruptcy Code.

“Material Adverse Change” shall mean a material adverse change in (i) the Business or the Transferred Assets, (ii) the properties, business, results of operations or condition of the Sellers, (iii) the ability of the Sellers to consummate the Proposed Transaction contemplated by this Agreement or (iv) the ability of the Purchaser or the Purchaser’s Affiliates to operate the Business of the Sellers (other than the Excluded Assets) after the Closing Date in substantially the same manner as they were operated prior to the occurrence of a Material Adverse Change of the type described in clauses (i) and (ii) above; provided, however, that any material adverse change resulting from (a) changes in the software services industry generally (which changes do not affect the Business disproportionately), (b) changes in the economy generally in the United States, Canada, Europe or Asia (which changes do not affect the Business disproportionately), or (c) changes directly caused by the transactions contemplated by this Agreement, shall not constitute a Material Adverse Change.

“Other Personalty” shall mean all personal property (including parts, furniture and furnishings), other than Equipment, Intellectual Property and Inventory, owned, held or leased by any Seller, in each case that primarily relates to the Business.

“Parent” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Permitted Exceptions” means imperfections of title, restrictions or encumbrances, if any, that (a) do not materially impair the use and operation of such asset in the Business as currently conducted or (b) are caused solely by the Purchaser.

“Person” shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

“Petition Date” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Proposed Transaction” shall have the meaning ascribed to such term in the recitals to this Agreement.

“Purchase Price” shall have the meaning ascribed to such term in Section 2.5 hereof.

“Purchaser” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Real Property” shall have the meaning ascribed to such term in Section 4.9 hereof.

“Representative” shall mean, with respect to a Person, any employee, officer, director, stockholder, partner, accountant, attorney, investment banker, broker, finder, investor, subcontractor, consultant or other authorized agent or representative of such Person.

“Restricted Assets” shall have the meaning ascribed to such term in Section 3.3 hereof.

“Restricted Contract” shall mean any Contract which, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, if Transferred without the Approval of the non-debtor party thereto, would (i) result in excusing the non-debtor party thereto from accepting performance from the Purchaser, (ii) constitute a breach thereof or (iii) in any way affect the rights of any Seller or the Purchaser, as the case may be, thereunder.

“RoweCom” shall have the meaning ascribed to such term in Section 2.2(b) hereof.

“Sale Approval Order” shall have the meaning ascribed to such term in the recitals to this Agreement.  The Sale Approval Order shall be substantially similar in form and substance to the sale approval order attached hereto as Exhibit D.

“Sale Procedures Motion” shall mean the Sellers’ motion filed with the Bankruptcy Court seeking entry of the Sale Procedures Order.

“Sale Procedures Order” shall mean the order of the Bankruptcy Court entered on March 20, 2003 with respect to approving the break-up fee and over bidding procedures, as amended by the order of the Bankruptcy Court entered on April 16, 2003.

“Schedules” means the schedules annexed hereto and made a part hereof.

“Sellers” shall have the meaning ascribed to such term in the preamble to this Agreement.

“Tax” shall mean any federal, state, province, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Temporary Services Agreement” shall mean the Temporary Services Agreement in the form attached hereto as Exhibit E-1.

“Transition Services Agreement” shall mean the Transition Services Agreement in the form attached hereto as Exhibit E-2.

“Transfer” shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and “Transfer” or “Transferred,” used as a verb, shall each have a correlative meaning.

“Transferred Assets” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Transferred Facilities” shall mean the facilities identified on Schedule 2.1(h).

SECTION 1.2                 Additional Definitions.  In addition to the foregoing defined terms, other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement.

SECTION 1.3                 Headings.  The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

SECTION 1.4                 Schedules.  Unless the context otherwise requires, all capitalized terms used in the Schedules shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Schedules.  No disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  Any information, item or other disclosure set forth in any Schedule shall be deemed to have been set forth in all other applicable Schedules if the relevance of such disclosure to such other Schedules is reasonably apparent from the facts specified in such disclosure.

SECTION 1.5                 References to Articles, Etc.  All references herein to Articles, Sections, Exhibits and Schedules shall be to Articles and Sections of and Exhibits and Schedules to this Agreement.

SECTION 1.6                 References to “Herein,” Etc.   As used in this Agreement, the words “herein,” “hereof,” “hereby” and “hereunder” shall refer to this Agreement as a whole, and not to any particular section, provision or subdivision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS;
PURCHASE PRICE

SECTION 2.1                 Purchase and Sale of the Assets.  Except for the Excluded Assets set forth in Section 2.2 below, at and as of the Effective Time, the Sellers shall Transfer to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, free and clear of all Liens to the maximum extent provided in the Sale Approval Order, all of the Sellers’ right, title and interest in and to the following assets (the “Transferred Assets”):

(a)   the Accounts Receivable, a recent summary schedule of which is attached hereto as Schedule 2.1(a) (it being understood that such schedule does not reflect Accounts Receivable as of the Closing Date that will be included in the Transferred Assets);

(b)   the Equipment and Other Personalty whether located at the Transferred Facilities of the Sellers or elsewhere;

(c)   the Intellectual Property primarily used in the Business, including, without limitation, the patented or registered Intellectual Property set forth on Schedule 2.1(c) and pending patent applications or other applications for the registration of Intellectual Property;

(d)   all Inventory, a recent summary schedule of which is attached hereto as Schedule 2.1(d) (it being understood that such schedule does not reflect Inventory as of the Closing Date that will be included in the Transferred Assets);

(e)   all rights of the Sellers under Assigned Contracts;

(f)    originals or copies of all books, financial and other records and information which has been reduced to written, recorded or encoded form, in each case to the extent related to the Business (collectively, the “Books and Records”);

(g)   licenses and permits primarily used in the operation of the Business, to the extent transferable;

(h)   subject to the Purchaser’s right to reject any lease of Real Property in accordance with the terms of this Agreement, owned and leased Real Property primarily used in the operation of the Business, each parcel of which is set forth on Schedule 2.1(h);

(i)    any warranties of third parties on any Transferred Assets;

(j)    all prepaid expenses, security deposits and other credits owed to the Sellers from third parties, to the extent primarily related to the Transferred Assets;

(k)   all rights and incidents under policies, contracts or arrangements related to insurance of any Seller to the extent related to Assumed Liabilities or Transferred Assets and to the extent transferable (it being understood that (i) such policies will be cancelled at Closing and the Sellers will be entitled to any refunds upon such cancellation and (ii) the Sellers’ directors and officers insurance policies will constitute Excluded Assets in all respects);

(l)    all rights and claims of the Sellers of every kind and description under all non-disclosure, confidentiality, non-competition, non-solicitation, assignment of invention and other agreements of a comparable nature with (i) all present and former employees of the Sellers other than Eligible Employees who are hired by the Purchaser to the extent such agreements relate to the Transferred Assets and (ii) all Eligible Employees who are hired by the Purchaser whether or not such agreements relate to the Transferred Assets; and

(m)  all other assets primarily related to the Business, other than any Excluded Assets.

SECTION 2.2                 Excluded Assets.  Notwithstanding anything to the contrary contained herein, including in Section 2.1 above, the Sellers shall retain all of their right, title and interest in and to, and shall not Transfer to the Purchaser, the following (collectively, the “Excluded Assets”):

(a)   all cash, cash equivalents and marketable securities, including, but not limited to, any and all cash, check, money order, wire transfer or other deposits of the Sellers received prior to the Effective Time and deposited into the bank or other deposit accounts of the Sellers prior to the Effective Time, whether or not such deposits have cleared;

(b)   any tangible or intangible assets of RoweCom, Inc., a Delaware corporation (“RoweCom”) and divine/Whittman-Hart, Inc., an Illinois corporation (“d/W-H”) and their respective direct or indirect subsidiaries;

(c)   all Contracts that are not Assigned Contracts;

(d)   all prepaid expenses, security deposits and other credits owed to the Sellers from third parties, to the extent not primarily related to the Transferred Assets;

(e)   all intercompany rights or obligations between any Sellers;

(f)    all rights and incidents under policies, contracts or arrangements other than as set forth in Section 2.1(k) above;

(g)   all rights, demands, Claims, and Actions of Sellers (except to the extent related to a Transferred Asset or an Assumed Liability);

(h)   all defenses, Claims, counter-Claims, rights or offset and other Actions against any Person asserting or seeking to enforce any Liability against the Sellers, to the extent such Liability is not assumed by the Purchaser pursuant to this Agreement;

(i)    any intracompany or Affiliate receivables, advances or indebtedness of any Seller;

(j)    any rights of any Seller under this Agreement;

(k)   subject to Section 6.5 hereof, any avoidance or similar Actions, including but not limited to Actions under sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code;

(l)    any income tax refunds or credits arising out of the operation of the Business prior to the Closing Date;

(m)  any bids received from any other Person in connection with the proposed sale of the Business or the Transferred Assets and any analyses prepared by or on behalf of Sellers of any bids for the Business or any materials relating to the negotiations with any potential bidder;

(n)   any Books and Records related to the Sellers’ employees the Transfer of which would conflict with any confidentiality or privacy obligation of the Sellers under applicable Law;

(o)   any assets of any employee benefit plan of any Seller and any rights under any such plan or any contract, agreement or arrangement between any employee or consultant and Sellers;

(p)   all rights of the Sellers under the agreements set forth on Schedule 2.2(p) under which the counterparty or counterparties agree not to compete with the Business or agree to keep confidential information regarding the Business, but only to the extent such agreements are not assignable to the Purchaser as a matter of law under the Bankruptcy Code;

(q)   except as set forth in Section 2.7 below, the capital stock of any subsidiary of any Seller;

(r)    assets primarily relating to the Net Unlimited business of the Sellers;

(s)   any professional retainer fees previously paid by the Sellers;

(t)    the assets listed on Schedule 2.2(t) which includes (A) certain computers and related information technology necessary to wind-up the Bankruptcy Case and (B) certain non-core assets of the Sellers;

(u)   all employment agreements to which any Seller is a party; provided that to the extent any benefit of a nature described in Section 2.1(l) arising under any such employment agreement is transferable to the Purchaser without the consent of the employee (notwithstanding the fact that such employment agreements will not be assumed by or assigned to the Purchaser, and are intended to be rejected by the Sellers in the Bankruptcy Case), then such benefit shall be included in the Transferred Assets;

(v)   any monies escrowed by customers of RoweCom;

(w)  all bank and other deposit accounts of the Sellers;

(x)    all assets primarily related to the dMS Business of the Sellers, and the Content Management Business of the Sellers and all other assets not primarily related to the Business;

(y)   the trade name “Data Return”;

(z)    all furniture, fixtures and equipment currently located at or removed by the Sellers on or prior to the date hereof from the 302 Town Centre Drive, Markham, Ontario, Canada facility; and

(aa) the following servers:

•                  EAGLE - Dell PowerEdge 4300 / Dual PIII 500, 1 gig RAM, 112 gig HD

•                  HAWK - Dell PowerEdge 4300 / Dual PIII 500, 1 gig RAM, 112 gig HD

•                  IS3 – HPLPR / Dual PIII 700, 1 gig RAM, 18 gig

•                  FALCON - HPLPR / Dual PIII 700, 1 gig RAM, 18 gig

•                  LIILMIDEV01 - Dell PowerEdge 4300 / Dual PIII 500, 1 gig RAM, 80 gig

•                  PENGUIN - IBM Netfinity 3500 Single 500 Mhz PIII processor, 384 mB RAM, 2 SCSI 10 gB

•                  CHMOCHDOEXCH01 – Compaq 1600 / Dual PIII 500, 1 gig RAM, 9 gig

SECTION 2.3                 Assumption of Liabilities.

(a)   Subject to the terms and conditions of this Agreement, at and as of the Effective Time, the Purchaser shall assume and agree to pay, perform, discharge and satisfy when due in accordance with their terms the following Liabilities:

(i)            Liabilities under any of the Assigned Contracts accruing, arising out of or relating to periods after the Effective Time;

(ii)           any amount which may be payable pursuant to Section 365(b) of the Bankruptcy Code on account of the assumption and assignment of any Assigned Contract shall be borne 25% by the Purchaser and 75% by the Sellers;

(iii)          any Liabilities for accrued vacation with respect to Eligible Employees who are hired by the Purchaser at the Effective Time or within 30 days following the Closing Date;

(iv)          except for any items specifically excluded pursuant to Section 2.4 (iii) hereof, any unpaid post-Petition Date accounts payable of the Sellers incurred in the ordinary course of business in an amount not to exceed $800,000 in the aggregate relating to the Business and selected by the Sellers (provided Buyers shall have the right to reasonably object that an accounts payable does not relate to the Business); and

(v)           any Liabilities covered by warranties assigned to the Purchaser pursuant to Section 2.1(i) of this Agreement.

(The Liabilities described in the foregoing clauses (i), (ii), (iii), (iv) and (v) are collectively defined herein as the “Assumed Liabilities”).

(b)   From the date hereof through the Closing Date, Sellers shall use reasonable best efforts to obtain settlements or stipulations (but without any obligation of any Seller to pay any amount in respect of such settlements, except as specified in Section 2.3(a) hereof) with any party that objects to the assumption and assignment of an Assigned Contract or any related cure amount.  Notwithstanding any provision contained herein to the contrary, from and after the date hereof through the Closing Date: (i) the Sellers will not reject, without the prior consent of the Purchaser, any Executory Contract other than (A) those Executory Contracts which are currently subject to motions pending before the Bankruptcy Court as of the date hereof and (B) Contracts that are Excluded Assets and (ii) the Sellers will consult with the Purchaser with respect to the restructuring of, and negotiations with respect to the amount of cure costs to be paid in respect of, any Assigned Contract.

SECTION 2.4                 Excluded Liabilities.  Except for the Assumed Liabilities, the Purchaser shall not assume, and shall have no liability or obligation for any other Liabilities of the Sellers including, without limitation (except to the extent included in the Assumed Liabilities) any Liability arising out of, or related to, any (i) employee of the Sellers (other than pursuant to Section 2.3(a)(iii) above), including any Liability with respect to any key employee retention plans; (ii) any severance payable to any employee of the Business (other than any such person who accepts employment with the Purchaser); (iii) any costs or expenses incurred in connection with, or related to, the administration of the Bankruptcy Case, including without limitation, any accrued professional fees and expenses of the Sellers’ attorneys, accountants, financial advisors and other professional advisors related to the Bankruptcy Case; (iv) Liabilities arising under any and all Contracts of the Sellers which are not Assigned Contracts; (v) Liabilities to the extent relating to the Excluded Assets; (vi) except as set forth in Section 2.3, Liabilities for any capital leases or indebtedness for borrowed money of any kind or nature; (vii) any royalties related to any period of time prior to the Petition Date; (viii) any income Taxes of any kind or nature; (ix) intercompany payables, intercompany loans or other intercompany liabilities of any kind or nature; (x) any pre-Closing litigation, claim or assessment, breach of contract, breach of warranty, tort, infringement, violation of law or environmental matters arising from circumstances or events prior to the Closing Date, in each case, of any kind or nature and whether related to the Business or otherwise and regardless of when commenced; or (xi) any Liabilities arising out of or related to any outstanding checks or other cash payments (whether paid by check, wire transfer or otherwise) issued, made or drawn on any bank or other deposit accounts of the Sellers at any time, including any Liabilities with respect to cash overdrafts on such accounts (collectively, the “Excluded Liabilities”).

SECTION 2.5                 Purchase Price.  In consideration for the Transferred Assets, the Purchaser shall pay to the Sellers by wire transfer of immediately available funds Twenty-Three Million, Two Hundred Forty Five Thousand Dollars ($23,245,000) payable at Closing, as the same may be adjusted pursuant to Section 9.6 hereof (the “Purchase Price”).  Upon the execution and delivery of this Agreement by the parties hereto, the Purchaser and Parent shall execute instructions to the Escrow Agent instructing the Escrow Agent to return to Parent $525,500 of the amount currently on deposit with the Escrow Agent as a result of that certain Asset Purchase Agreement, dated as of April 9, 2003, by and among the Sellers, Purchaser and Guarantor, as amended.  (The funds deposited into the Escrow Account including funds deposited prior to the date hereof, together with any accrued interest thereon after the date hereof, are collectively referred to as the “Deposit”).  Upon termination of this Agreement for any reason other than as set forth in the following sentence, immediately following such termination, the Purchaser and Parent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to return the Deposit to the Purchaser.  If this Agreement is terminated as a result of the Purchaser’s material breach of its obligations under this Agreement, and the Sellers are not in material breach of their obligations under this Agreement, immediately following such termination, the Purchaser and Parent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to return the Deposit to the Sellers.  Sellers’ right to receive the Deposit under such circumstances shall be without prejudice to any rights Sellers may have to be compensated in full for any damages which they may have suffered as a result of any breach of this Agreement by the Purchaser.  Simultaneously with the consummation of the Proposed Transaction contemplated hereby, the Purchaser and Parent shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to wire the Deposit to an account designated by the Sellers on the Closing Date.

SECTION 2.6                 Allocation of the Purchase Price.  No later than three (3) Business Days prior to the Closing Date, the parties will mutually agree upon an allocation of the total Purchase Price for the Transferred Assets (including the cash purchase price and the assumption of the Assumed Liabilities) and, if applicable, any Foreign Subsidiary, pursuant to Section 1060 of the Code and the regulations thereunder (the “Allocation”).  The Purchaser and the Sellers agree to use such Allocation in filing all required forms under Section 1060 of the Code and not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any tax litigation.

SECTION 2.7                 Foreign Subsidiaries.  Effective as of the Closing Date, at the option of the Purchaser as may be determined in its sole discretion, the Sellers shall, or shall cause their respective Affiliates to (or, in the case of the U.K. and Spanish business operations or shall cause Kenneth Kinsella, or take such other appropriate steps, to) (the “Foreign Subsidiary Option”) Transfer to the Purchaser or to one or more of its designated Affiliates, the capital stock of any of the foreign subsidiaries listed on Exhibit F attached hereto (any of the foregoing foreign subsidiaries which the Purchaser so elects to acquire individually referred to herein as a “Foreign Subsidiary”, and collectively as the “Foreign Subsidiaries”); provided, however, that the sale of the capital stock of Silverprime Ltd. shall not include any of the assets owned by Silverprime Ltd. primarily related to the dMS Business (which assets may be retained by the Sellers in their sole discretion); provided, further, that the Purchaser must exercise the Foreign Subsidiary Option, if at all, no later than 30 days following the Closing Date.  In connection therewith, immediately prior to any such Transfer, all intercompany receivables, payables, loans and investments and any other intercompany accounts of any type or nature between any Seller or any of its Affiliates that are controlled by any Seller and not subject to any insolvency or similar proceeding, on the one hand, and the Foreign Subsidiary(ies) the stock of which is the subject of such Transfer, on the other hand, shall be settled, cancelled or otherwise terminated or eliminated (it being understood that the Sellers will determine, in their sole discretion, the method of such termination or elimination).

ARTICLE III
THE CLOSING

SECTION 3.1                 Time and Place of Closing.  If all the conditions to Closing set forth in this Agreement have been satisfied or waived in writing prior to such date, the Closing shall take place at 10:00 a.m., Illinois time, on the Closing Date at the offices of Latham & Watkins Illinois LLC, 233 South Wacker Drive, Sears Tower Suite 5800, Chicago, Illinois 60606, or at such other time or place as may be mutually agreed upon by the parties hereto.  The Closing, the Transfer of the Transferred Assets, the effectiveness of the documents, agreements and certificates delivered in accordance with this Agreement, and the consummation of the transactions contemplated hereby shall be deemed to occur at the Effective Time.

SECTION 3.2                 Deliveries at Closing.

(a)   Deliveries by Purchaser.  At the Closing, the Purchaser shall deliver to the Sellers the following:

(i)            a wire transfer of the Purchase Price (less the amount of the Deposit if the Deposit is wired by the Escrow Agent to an account designated by the Sellers on the Closing Date);

(ii)           the Assignment and Assumption Agreement;

(iii)          the Temporary Services Agreement;

(iv)          the Transition Services Agreement;

(v)           a certificate of an executive officer of the Purchaser to evidence compliance with the conditions set forth in Sections 10.1 through 10.2 hereof and any other certificates to evidence compliance with the conditions set forth in Article X hereof as may be reasonably requested by the Sellers or their counsel;

(vi)          any cure costs advanced by the Sellers on or prior to the Closing Date that would otherwise have constituted Assumed Liabilities pursuant to Section 2.3(a)(ii) hereof; and

(vii)         such other documents as Sellers’ counsel may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

(b)   Deliveries by the Sellers.  At the Closing, the Sellers (or their Affiliates, if applicable) shall deliver to the Purchaser the following:

(i)            the Bill of Sale;

(ii)           the Assignment and Assumption Agreement;

(iii)          the Temporary Services Agreement;

(iv)          the Transition Services Agreement;

(v)           a certificate of an executive officer of each Seller to evidence compliance with the conditions set forth in Sections 9.1 through 9.2 hereof and any other certificates to evidence compliance with the conditions set forth in Article IX hereof as may be reasonably requested by the Purchaser or its counsel; and

(vi)          such other documents as Purchaser’s counsel may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

SECTION 3.3                 Assignment of Assigned Contracts, Etc.   Anything contained herein to the contrary notwithstanding, this Agreement shall not effect the Transfer of any Assigned Contract listed on Schedule 1.1(b) or any claim, right, or benefit arising thereunder or resulting therefrom, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, a Transfer thereof, without the Approval of the non-debtor party thereto, would excuse the non-debtor party thereto from accepting performance from the Purchaser, constitute a breach thereof or in any way affect the rights of any Seller or the Purchaser, as the case may be, thereunder (collectively, “Restricted Assets”).  Any Transfer to the Purchaser of any Restricted Asset which shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the Approval of any non-debtor party for such Transfer as aforesaid shall be made subject to such Approval being obtained.

SECTION 3.4                 Sales, Use and Other Taxes.  Any sales, use, purchase, transfer, stamp, or documentary stamp Taxes which may be payable by reason of the sale of the Transferred Assets or, if applicable, the capital stock of any Foreign Subsidiary, under this Agreement for the transactions contemplated herein and any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes, shall be the responsibility and obligation of and timely paid by the Purchaser, it being agreed that the Sellers shall use commercially reasonable best efforts to obtain a waiver of such Taxes to the extent permitted under the Bankruptcy Code.  In no event shall any party to this Agreement be responsible for the income taxes of any other party that arise as a consequence of the transactions consummated hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As an inducement to the Purchaser to enter into this Agreement, the Sellers, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date as follows:

SECTION 4.1                 Organization.  Except as set forth on Schedule 4.1, each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and except as affected by the pendency of the Bankruptcy Cases, has the requisite power and authority to own, operate and lease its properties and assets and to conduct the Business as it is now being owned, operated, leased and conducted.

SECTION 4.2                 Power and Authority.  (i) Each Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents to which it is a party and, subject to the entry of the Sale Approval Order by the Bankruptcy Court, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby, (ii) the execution and delivery by each Seller of this Agreement and the other Acquisition Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of each Seller and by the Bankruptcy Court, and (iii) subject to the entry of the Sale Approval Order by the Bankruptcy Court, this Agreement and each other Acquisition Document to which each Seller is a party will constitute, upon the mutual execution and delivery thereof, the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.3                 No Violation.  Neither the execution and delivery by any Seller of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the certificate of incorporation and bylaws of any Seller; (ii) result in the creation or imposition of any Lien upon any of the properties or assets of any Seller, or (iii) violate, conflict with or require any Approval, other than entry of the Sale Approval Order by the Bankruptcy Court, under, any Law or any judgment, decree or order of any Governmental Authority to which any Seller is subject or by which it or any of its assets or properties are bound, except in the case of this clause (iii) any such violation which would not reasonably be expected to result in a Material Adverse Change.

SECTION 4.4                 Actions.  Except (i) as set forth on Schedule 4.4 and (ii) for Actions filed in the Bankruptcy Court with respect to the Bankruptcy Case, there is no Action pending or, to the knowledge of each Seller, threatened in writing, against any Seller (a) before any Governmental Authority relating to the Business or any Transferred Asset or any Environmental Laws, or (b) that questions or challenges the validity of this Agreement or the other Acquisition Documents or any action taken or proposed to be taken by each Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and, to Sellers’ knowledge, no condition exists which could reasonably be expected to lead to any such Actions, except in the case of clause (a) only, any such matter which would not reasonably be expected to result in a Material Adverse Change.

SECTION 4.5                 Compliance with Laws.  Except (i) as set forth on Schedule 4.5, (ii) as would not reasonably be expected to result in a Material Adverse Change, and (iii) as excused by the Bankruptcy Code or in connection with the Bankruptcy Cases, (a) no Seller is in violation of any Laws relating to the Business or the Transferred Assets, (b) no Seller has been notified in writing or has knowledge that it has been charged with or threatened in writing with, any charge concerning any violation of any provision of any Law relating to the Business or the Transferred Assets that has not already been resolved, and (c) no Seller is in violation of, or in default under, and no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the violation of or default under, the terms of any judgment, decree, order, injunction or writ of any Governmental Authority relating to the Transferred Assets or the Business.

SECTION 4.6                 Title to Property.  Except as set forth on Schedule 4.6, Seller has, and at the Closing will transfer to the Purchaser, good and marketable title to, or a valid leasehold interest in, all of the Transferred Assets free and clear of all Liens (other than Permitted Exceptions).

SECTION 4.7                 Approvals.  Except (i) for Approval of the Bankruptcy Court, (ii) for Approval under the HSR Act, if applicable, (iii) for consents required to assign the Restricted Assets, and (iv) as set forth on Schedule 4.7, no material Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to any Seller in connection with the execution or delivery by each Seller of this Agreement and the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby, including without limitation the Transfer of the Transferred Assets to the Purchaser.

SECTION 4.8                 Broker’s or Finder’s Fees.  Except as set forth on Schedule 4.8, the Sellers have not authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents.

SECTION 4.9                 Real Property.  Schedule 2.1(h) sets forth the street address of each parcel of real property (the “Real Property”) primarily relating to the Business leased or subleased by each Seller and the name of the lessor or sublessor.  Sellers do not own any real property that is primarily used in connection with the Business.

SECTION 4.10               “AS IS” Transaction.  The Purchaser hereby acknowledges and agrees that, except as otherwise expressly provided in this Agreement, each Seller makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Business or the Transferred Assets or, if applicable, the Foreign Subsidiaries (including, without limitation, income to be derived or expenses to be incurred in connection with the

Transferred Assets or, if applicable, the Foreign Subsidiaries, the physical condition of any personal property comprising a part of the Transferred Assets, or, if applicable, owned by the Foreign Subsidiaries, or which is the subject of any Assigned Contract or assigned lease to be assumed by the Purchaser at the Closing, the environmental condition or other matter relating to the physical condition of any real property or improvements which are the subject of any assigned lease to be assumed by the Purchaser at the Closing, the zoning of any such real property or improvements, the value or transferability of the Transferred Assets (or any portion thereof), or, if applicable, the Foreign Subsidiaries, the terms, amount, validity or enforceability of any Assumed Liabilities, the merchantability or fitness of the Transferred Assets (or any portion thereof for any particular purpose, or any other matter or thing relating to the Business or the Transferred Assets or any portion thereof or, if applicable, the Foreign Subsidiaries).  Without in any way limiting the foregoing, each Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Transferred Assets.  The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of the Transferred Assets and, if applicable, the Foreign Subsidiaries, and all such other matters relating to or affecting the Transferred Assets and, if applicable, the Foreign Subsidiaries, as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Transferred Assets and, if applicable, the Foreign Subsidiaries, the Purchaser is doing so based solely upon such independent inspections and investigations, but subject to the satisfaction or waiver of the closing conditions specified herein.  Accordingly, if the Closing occurs, the Purchaser will accept the Transferred Assets at the Closing and, if applicable, the Foreign Subsidiaries at or after the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement to each Seller to enter into this Agreement, Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date as follows:

SECTION 5.1                 Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and assets and to conduct its business as they are now being owned, operated, leased and conducted.  Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction where such qualification is material to the Business.

SECTION 5.2                 Power and Authority.  The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Acquisition Documents, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Purchaser of this Agreement and the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Purchaser.  This Agreement and each other Acquisition Document to which the Purchaser is a party will constitute upon the mutual execution and delivery thereof the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

SECTION 5.3                 No Violation.  Neither the execution and delivery by the Purchaser of this Agreement or any of the other Acquisition Documents to which it is a party, the performance by it of its obligations hereunder or thereunder, nor the consummation by it of the transactions contemplated hereby or thereby, will (i) contravene any provision of the certificate of incorporation and bylaws of the Purchaser; (ii) result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser, or (iii) violate, conflict with or require any Approval, other than Approval by the Bankruptcy Court and pursuant to the HSR Act, if required, under, any Law or any judgment, decree or order of any Governmental Authority to which the Purchaser is subject or by which it or any of its assets or properties are bound, except in the case of this clause (iii) any such violation which would not reasonably be expected to result in a Material Adverse Change.

SECTION 5.4                 Approvals.  Except as set forth on Schedule 5.4 and under the HSR Act, if applicable, and other than Approval by the Bankruptcy Court, no Approval of any Governmental Authority or other Person is required to be made, obtained or given by or with respect to the Purchaser in connection with the execution or delivery by it of this Agreement and the other Acquisition Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby, except for any such Approval which could not adversely impact the Purchaser’s ability to perform its obligations under this Agreement.

SECTION 5.5                 Solvency; Availability of Funds  (a)   As of the Closing and immediately after consummating the Proposed Transaction and the other transactions contemplated by the Acquisition Documents, the Purchaser will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair value of its assets will be less than the amount required to pay its probable Liability on its debts as they become absolute and matured), (ii) have unreasonably small capital with which to engage in its business, including the Business or (iii) have incurred or plan to incur debts beyond its ability to repay such debts as they become absolute and matured.

(b)   The Purchaser has cash available on hand, permitted borrowing capacity under existing facilities or firm financing commitments that together are sufficient funds to enable it to pay the Purchase Price in full at Closing and consummate the transactions contemplated under the Acquisition Documents.

SECTION 5.6                 Affiliated and Associated Persons.  Except for the arrangements with Oak Investments disclosed to the Bankruptcy Court on April 30, 2003, as of the date hereof, there are no officers, directors, employees or Affiliates of any Seller that are assisting, advising, affiliated with, participating with or otherwise associated with the Purchaser or any Affiliate of the Purchaser (including as current or prospective equity-holders or co-investors in or with the Purchaser or its Affiliates) in connection with the Proposed Transaction by reason of any arrangement in place as of the date hereof, other than any assistance, advice, participation or association which results from ordinary course business contacts between the Purchaser and the Sellers and their respective officers, directors, employees or affiliates as a result of the contemplated sale of the Business.

SECTION 5.7                 Broker’s or Finder’s Fees.  Neither the Purchaser nor any of its Affiliates has authorized any Person to act as broker, finder, banker, consultant, intermediary or in any other similar capacity which would entitle such Person to any investment banking, brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement or any of the other Acquisition Documents, except where any fee or payment due such persons would be solely the obligation of the Purchaser or its Affiliates.

ARTICLE VI
COVENANTS OF THE SELLERS

The Sellers hereby covenant and agree that,  subject to the orders and direction of the Bankruptcy Court and except as otherwise consented to in writing by the Purchaser or as otherwise contemplated by this Agreement, from and after the Execution Date until the Closing:

SECTION 6.1                 Conduct of Business.  Each of the Sellers shall, subject to the requirements and obligations under the Bankruptcy Code, (i) use commercially reasonable efforts consistent with practices of a similarly situated debtor-in-possession to conduct the Business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts consistent with reasonable business practices of a similarly situated debtor-in-possession to preserve intact its business organizations and relationships with employees and persons having dealings with it; (iii) not institute any new methods of accounting that will vary from the methods used by the Sellers as of the date of this Agreement; (iv) continue to operate the Sellers’ billing and collection policies and procedures with respect to the Business consistent with the reasonable business practices of a similarly situated debtor-in-possession, but in any event consistent with the Sellers’ historical billing and collection policies and procedures with respect to the Business, and in no event will the Sellers grant any discounts or other similar incentives to encourage customers to accelerate payment of billed or unbilled accounts receivable other than in the ordinary course of business consistent with past practice; (v) maintain its Books and Records in accordance with the reasonable business practices of a similarly situated debtor-in-possession; provided, that, subject to Section 2.3(b), the foregoing shall not prevent the Sellers from rejecting Contracts that are not Assigned Contracts being assumed by the Purchaser hereunder; (vi) Transfer any material Transferred Assets, except for sales of inventory and services in the ordinary course of business in a manner consistent with past practice; (vii) except for contemplated employee retention plans, not increase, except pursuant to existing contracts or established practice, the salary, compensation or benefits payable to any employees, directors or consultants or modify, establish or enter into any employee benefit plan; and (viii) continue to operate the Sellers’ accounts payable and payment policies and procedures with respect to the Business consistent with the reasonable business practices of a similarly situated debtor-in-possession, and, to the extent reasonably practicable, consistent with Seller’s historical accounts payable and payment policies and procedures with respect to the Business.

SECTION 6.2                 Access to the Sellers.  The Sellers shall use reasonable efforts to afford the Purchaser and its Representatives reasonable access during normal business hours throughout any period from and after the date hereof until the Closing Date, to the Books and Records, files, pleadings, data base, documents, properties, facilities and employees of the Sellers relating to the Business or the Transferred Assets, as the Purchaser may reasonably request; provided that such reasonable access shall not unduly interfere with Sellers’ ongoing business, operational or Bankruptcy Case obligations.

SECTION 6.3                 Notification of Certain Matters.  Each of the Sellers shall give prompt notice to the Purchaser of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of any Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to have a Material Adverse Change; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 6.4                 Avoidance Actions.  Notwithstanding any provision to the contrary contained in this Agreement, in no event shall any Seller or any of its Affiliates pursue any avoidance or similar Action, including but not limited to any Action under Sections 544, 545, 547, 548, 550 or 553 of the Bankruptcy Code, against any party to any Assigned Contract with respect to the payment of any amounts previously paid under such Assigned Contract.

SECTION 6.5                 Bankruptcy Court Filings.  From and after the date hereof and until the earlier of the consummation of the Proposed Transaction and the termination of this Agreement pursuant to its terms, the Sellers and their attorneys and other advisors shall cooperate with the Purchaser, and keep the Purchaser and its attorneys reasonably apprised of all matters with respect to the Bankruptcy Case, including without limitation, by providing the Purchaser and its attorneys with a copy of any substantive motion or other pleadings or filings to be made with the Bankruptcy Court with respect to, or related to, the Proposed Transaction (including without limitation, a reasonable opportunity to review and comment on the same), and reasonable advance notice of any motion to assume or reject any Contract.

SECTION 6.6                 Change of Name.  Within five (5) Business Days of the entry by the Bankruptcy Court of the Sale Approval Order, the Sellers shall file a motion with the Bankruptcy Court to change the names of the Sellers which include the names “divine” or “Data Return” to names which do not include the names “divine” or “Data Return”, and shall cause their Affiliates (other than the Foreign Subsidiaries) to do the same; and neither the Sellers nor any of their Affiliates shall make any further use of the “divine” or “Data Return” names or any derivatives thereof, except to the extent necessary to wind up their respective affairs.

SECTION 6.7                 Satisfaction of Conditions.  From and after the date hereof until the Closing Date, each Seller will, and will use its reasonable best efforts to cause each of its Affiliates to, use its reasonable best efforts to perform, comply with and fulfill all obligations, agreements, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by any of them prior to or as of the Closing Date.

SECTION 6.8                 Post-Closing Cash Receipts.  No later than the Effective Time, Sellers shall instruct each of their banks to transfer all lock-box or other cash receipts received on account of any Transferred Asset after the Effective Time directly to Purchaser’s bank accounts.  From and the Effective Time, all cash receipts and other cash collections received by Sellers with respect to the Transferred Assets (other than receipts or collections relating to Excluded Assets) shall be held in trust for the exclusive benefit of Purchaser, shall be segregated from the other funds of Sellers, and shall promptly (but in no event later than two Business Days following the receipt thereof), be paid over to Purchaser.

ARTICLE VII
COVENANTS OF THE PURCHASER

The Purchaser hereby covenants and agrees that, except as otherwise consented to in writing by the Sellers, from and after the Execution Date until the Closing:

SECTION 7.1                 No Interference with Bankruptcy Case.  So long as the Sale Procedures Motion or the Sale Approval Motion shall be pending and the Purchaser has not terminated this Agreement pursuant to Section 12.1, the Purchaser shall not acquire whether directly or indirectly any Claim against or Liability of the Sellers nor cooperate with, induce or support any entity (other than the Sellers) in the acquisition of any Claim against or Liability of the Sellers, in the formation of a plan of reorganization in the Bankruptcy Case, in the objection to the Sale Procedures Motion or the Sale Approval Motion, or in seeking the appointment of a Chapter 11 trustee or examiner or the conversion of the Bankruptcy Case to a case under Chapter 7 of the Bankruptcy Code.

SECTION 7.2                 Adequate Assurance.  Purchaser shall be responsible for providing evidence and argument in support of the Sale Approval Motion in order to establish its ability to provide “adequate assurance of future performance” (within the meaning of Section 365(f)(2)(B) of the Bankruptcy Code) of any Contract identified as an Assigned Contract.  The Sellers agree to use their reasonable best efforts to cooperate with the Purchaser in the presentation of such evidence and argument.  The Bankruptcy Court’s refusal to approve the assumption by the Purchaser of any Contract on the grounds that “adequate assurance of future performance” by the Purchaser of such Contract has not been provided shall not constitute (i) a failure of the condition precedent described in Section 9.4 hereof or (ii) grounds for termination pursuant to Section 12.1(b) hereof.

SECTION 7.3                 Notification of Certain Matters.  The Purchaser shall give prompt notice to the Sellers of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, (ii) any failure of the Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which is or would reasonably be expected to result in a material adverse change in the ability of the Purchaser to consummate the Proposed Transaction; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 7.4                 Satisfaction of Conditions.  From and after the date hereof until the Closing Date, the Purchaser will, and will use its reasonable best efforts to cause each of its Affiliates to, use its reasonable best efforts to perform, comply with and fulfill all obligations, agreements, covenants and conditions required by this Agreement to be performed, complied with or fulfilled by any of them prior to or as of the Closing Date.

ARTICLE VIII
AGREEMENTS OF PURCHASER AND SELLER

SECTION 8.1                 Hart-Scott-Rodino Cooperation.  To the extent applicable, the Purchaser and the Sellers shall cooperate with each other (at the sole cost and expense of each party hereto) to comply with, and provide the information required by, the pre-merger notification and waiting period rules of the HSR Act, if necessary, in any Federal Trade Commission regulations, and in any provisions or regulations of or relating to the Clayton Act.  In that connection, the Purchaser and the Sellers shall use diligent efforts to make their joint pre-merger notification filing with the Federal Trade Commission, if necessary, no later than three (3) days following the date (if any) that the Purchaser (as is required under the HSR Act) reasonably determines that such a filing is required.  The Purchaser shall bear the Sellers’ cost of any filing fee in connection with such filing.

SECTION 8.2                 Employees.  Purchaser shall make offers of employment to not less than a majority of the employees of the Sellers set forth on Schedule 8.2 engaged in the Business, subject to the consummation of the transactions contemplated in this Agreement.  The terms of employment offered to such employees to whom the Purchaser makes such offers of employment shall be at substantially similar salary levels to those currently enjoyed by such employees, and with such other terms and conditions of employment to be determined by the Purchaser.  The Purchaser shall be permitted to conduct employee interviews for purposes of making such hiring decisions after providing the Sellers with two (2) Business Days notice of the employees the Purchaser intends to interview.

SECTION 8.3                 Restricted Assets.  The Purchaser and the Sellers shall utilize their reasonable best efforts to obtain the Approvals of third parties as required to validly Transfer the Restricted Assets.

ARTICLE IX
CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATIONS

The obligations of the Purchaser to purchase and accept transfer and delivery of the Transferred Assets are subject to the satisfaction on or, where appropriate, prior to, the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Purchaser on or prior to the Closing Date:

SECTION 9.1                 Representations and Warranties.  The representations and warranties of the Sellers contained in Article IV of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except, in each case, where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Change.

SECTION 9.2                 Performance.  The Sellers shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by the Sellers at or prior to the Closing Date.

SECTION 9.3                 No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such injunction, judgment, order, decree, ruling or charge be in effect.  No Action shall be pending before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or (y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

SECTION 9.4                 Bankruptcy Court Orders.  The Sale Approval Order shall have been entered and shall be in full force and effect on the Closing Date; provided that approval by the Bankruptcy Court of the following conditions shall not be a condition precedent to the Purchaser’s obligations to consummate the Proposed Transaction: (i) that certain Conclusion of Law set forth in Section II, Part E of the form Sale Approval Order, (ii) the first sentence of the ordering provision set forth in Section III, Part D of the form Sale Approval Order, (iii) the ordering provision set forth in Section III, Part E of the form Sale Approval Order, (iv) the ordering provision set forth in Section III, Part F of the form Sale Approval Order, (v) the last sentence of the ordering provision set forth in Section III, Part H of the form Sale Approval Order, (vi) the last sentence of the ordering provision set forth in Section III, Part L of the form Sale Approval Order, (vii) the ordering provision set forth in Section III, Part P of the form Sale Approval Order, (viii) the ordering provision set forth in Section III, Part Q of the form Sale Approval Order and (ix) the ordering provision set forth in Section III, Part U of the form Sale Approval Order.

SECTION 9.5                 Expiration of the HSR Act Waiting Period.  The applicable waiting period, if any, required under the HSR Act with respect to the Proposed Transaction shall have expired or been terminated.

SECTION 9.6                 Adjusted Accounts Receivable.  As of the Effective Time, the Adjusted Accounts Receivable shall be no less than Twenty Nine Million Five Hundred Ten Thousand Two Hundred Eighty One Dollars ($29,510,281), provided, however, that this Section 9.6 shall not apply if the Sellers agree to reduce the Purchase Price by an amount equal to the amount by which the amount of the Adjusted Accounts Receivable is less than Twenty Nine Million Five Hundred Ten Thousand Two Hundred Eighty One Dollars ($29,510,281).

ARTICLE X
CONDITIONS PRECEDENT TO THE SELLERS’ OBLIGATIONS

The obligations of the Sellers to sell, transfer and deliver the Transferred Assets are subject to the satisfaction on or, where appropriate, prior to the Closing Date, of the following conditions, except to the extent that any such condition may have been waived in writing by the Sellers on or prior to the Closing Date:

SECTION 10.1               Representations and Warranties.  The representations and warranties of the Purchaser contained in Article V of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), except, in each case, where the failure of such representations and warranties to be true and correct would not adversely impact the Purchaser’s ability to perform its obligations under this Agreement.

SECTION 10.2               Performance.  The Purchaser shall have performed and complied in all material respects with the covenants and obligations required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date.

SECTION 10.3               No Order.  No order, statute, rule, regulation, executive order, injunction, stay, decree, directive, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that would (i) prevent the consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, nor shall any such injunction, judgment, order, decree, ruling or charge be in effect.  No Action shall be pending before any Governmental Authority or before any arbitral body wherein an unfavorable injunction, judgment, order, decree, ruling, directive or charge would (x) prevent consummation of any of the transactions contemplated by this Agreement or

(y) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

SECTION 10.4               Bankruptcy Court Orders.  The Sale Approval Order shall have been entered, provided that approval by the Bankruptcy Court of the following conditions shall not be a condition precedent to the Sellers’ obligations to consummate the Proposed Transaction: (i) that certain Conclusion of Law set forth in Section II, Part E of the form Sale Approval Order, (ii) the first sentence of the ordering provision set forth in Section III, Part D of the form Sale Approval Order, (iii) the ordering provision set forth in Section III, Part E of the form Sale Approval Order, (iv) the ordering provision set forth in Section III, Part F of the form Sale Approval Order, (v) the last sentence of the ordering provision set forth in Section III, Part H of the form Sale Approval Order, (vi) the last sentence of the ordering provision set forth in Section III, Part L of the form Sale Approval Order, (vii) the ordering provision set forth in Section III, Part P of the form Sale Approval Order, (viii) the ordering provision set forth in Section III, Part Q of the form Sale Approval Order and (ix) the ordering provision set forth in Section III, Part U of the form Sale Approval Order.

SECTION 10.5               Expiration of the HSR Act Waiting Period.  The applicable waiting period, if any, required under the HSR Act with respect to the Proposed Transaction shall have expired or been terminated.

ARTICLE XI
COVENANTS AND AGREEMENTS SUBSEQUENT TO THE CLOSING

SECTION 11.1               Books and Records; Access.  After the Closing Date, the Purchaser shall not destroy or otherwise dispose of any original Books and Records in its possession as of the Closing Date relating to the Business or the Transferred Assets prior to the Closing or the Assumed Liabilities without first offering to surrender such Books and Records to the Sellers, upon ninety (90) days written notice and shall maintain such Books and Records in good condition in a reasonably accessible location.  In addition, after the Closing Date the Purchaser shall afford the Sellers and their representatives, successors and assigns, including, without limitation, any successor trustee or any other person created or appointed by the Bankruptcy Court pursuant to a plan of reorganization, reasonable access to their books, records, personnel, offices and other information with respect to the Business that is necessary for the purpose of obtaining information related to the Bankruptcy Case, winding up the Bankruptcy Case, taxes and other reasonable business purposes and shall cooperate with Sellers with respect to such matters without cost or charge to the Sellers (except that the Sellers shall bear any out-of-pocket costs incurred in connection therewith).

SECTION 11.2               Further Assurances.  In addition to the actions, documents, files, pleadings and instruments specifically required to be taken or delivered by this Agreement or the other Acquisition Documents, whether on or before or from time to time after the Closing, and without further consideration, each party hereto shall make reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Affiliates to, take such other actions, and execute and/or deliver such other documents, data, pleadings, files, information and instruments, as the other party hereto or its counsel may reasonably request in order to effectuate and perfect the transactions contemplated by this Agreement and the other Acquisition Documents, including without limitation, such actions as may be necessary to Transfer to the Purchaser and to place the Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be sold, Transferred, conveyed, assigned and delivered hereunder, or to assist in the collection of any and all such rights, properties and assets or to enable the Purchaser to exercise and enjoy all rights and benefits of the Sellers with respect thereto.

ARTICLE XII
TERMINATION

SECTION 12.1               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   by the mutual written consent of the Purchaser and the Sellers;

(b)   by the Purchaser upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Sellers, or in the event of a material breach of any representation or warranties of the Sellers, pursuant to the terms of this Agreement or any of the Acquisition Documents, which breach would result in a condition to Closing set forth in Article IX hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Purchaser in writing) prior to the Drop Dead Date;

(c)   by the Sellers upon written notice in the event of a material breach of any covenant or agreement to be performed or complied with by the Purchaser, or in the event of a material breach of any representation or warranties of the Purchaser, pursuant to the terms of this Agreement or any of the Acquisition Documents, which breach would result in a condition to Closing set forth in Article X hereof becoming incapable of fulfillment or cure (which condition has not been waived by the Sellers in writing) prior to the Drop Dead Date;

(d)   by either the Purchaser or the Sellers if any Governmental Authority having competent jurisdiction shall have issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order), or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the other Acquisition Documents; provided, however, that the right to terminate this Agreement under this Section 12.1(d) shall not be available to any party who shall not have complied with its obligations, if any, under Articles VI, VII or VIII, as the case may be, to avoid the entry of such order, decree, ruling or injunction; and

(e)   by either the Sellers or the Purchaser if (i) the Bankruptcy Court has not entered the Sale Approval Order on or before May 9, 2003 or (ii) the Closing shall not have occurred on or before May 30, 2003 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 12.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date (for purposes of this subsection (e) the failure or refusal by any party to provide any waiver that under the terms hereof may be given or withheld in such party’s discretion shall not be deemed a failure to fulfill any obligation under this Agreement).

SECTION 12.2               Effect of Termination.

(a)   In the event of the termination of this Agreement under Section 12.1, except with respect to this Section 12.2, Section 13.1, Section 13.2, Section 13.3, Section 13.4 and Sections 13.7 through 13.12 hereof, (i) this Agreement shall forthwith become void, and (ii) subject to the provisions of Section 12.2(b) below, there shall be no liability on the part of the Sellers, the Purchaser or any of their respective Representatives.

(b)   Notwithstanding the provisions of Section 12.2(a) above, if this Agreement is terminated pursuant to Section 12.1(b) or 12.1(c), this Section 12.2 shall not relieve the breaching party from Liabilities to the non-breaching party(ies) arising from any breach of this Agreement.

ARTICLE XIII
MISCELLANEOUS

SECTION 13.1               Public Announcements.  Other than oral statements made in the Bankruptcy Court, the Purchaser and the Sellers shall consult with each other before issuing any press release or making any public statement or other public communication with respect to this Agreement or the Proposed Transaction (including any written statements made in the Bankruptcy Court or in pleadings filed therein relating to this Agreement or the Proposed Transaction).  The Purchaser and the Sellers shall not issue any such press release or make any such public statement or public communication without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, with the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), issue such press release or make such public statement as may, upon the advice of counsel, be required by applicable Law, any Governmental Authority with competent jurisdiction or any listing agreement with any national securities exchange, so long as the other party is given an opportunity to review and comment on any such press release or public statement.  Notwithstanding any provision to the contrary in this Agreement, the Sellers or the Purchaser may disclose the existence, terms and conditions and a copy of this Agreement or any other Acquisition Document to the Bankruptcy Court, to any Representative of the Sellers or the Purchaser and to other Persons as permitted by Section 6.2 hereof.

SECTION 13.2               Amendment; Waiver.  Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived except by a written instrument signed by all of the parties hereto (or, in the case of a waiver, by the party granting such waiver).  No waiver of any of the terms or provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other term or provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.  No failure of a party hereto to insist upon strict compliance by another party hereto with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of a party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 13.2.

SECTION 13.3               No Survival of Representations and Warranties.  The representations and warranties of the Sellers set forth in Article IV hereof and the Purchaser set forth in Article V hereof shall not survive the Closing.

SECTION 13.4               Fees and Expenses.  Except as otherwise expressly provided in this Agreement, each of the parties hereto shall bear and pay all fees, costs and expenses incurred by it or any of its Affiliates in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the other Acquisition Documents and the transactions contemplated hereby or thereby (whether or not such transactions are consummated) and the performance of their respective obligations under this Agreement, including, without limitation, any fees, expenses or commissions of any of its Representatives, none of which shall be included in the Assumed Liabilities.

SECTION 13.5               Notices  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

(i)                                     If to the Sellers, to:

divine, inc.

4225 Naperville Road

Lisle, IL 60532

Fax:  (630) 799-7501

Attention:  Jude Sullivan, General Counsel

With a copy, which shall not constitute notice, to:

Latham & Watkins Illinois LLC

233 S. Wacker Drive, Suite 5800

Chicago, IL 60606

Fax:  (312) 993-9767

Attention:  Mark D. Gerstein

and

Casas, Benjamin & White LLC

5215 Old Orchard Road, Suite 850

Skokie, IL 60077

Fax:  (847) 583-1719

Attention:  Edward R. Casas and Neil Luria

(ii)                                  If to the Purchaser, to:

dS&MS Newco, Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Fax:  (415) 627-4501

Attention:  Prescott Ashe

With a copy, which shall not constitute notice, to:

Kirkland & Ellis

200 East Randolph Drive

Chicago, IL 60601-6636

Fax:  (312) 861-2200

Attention:  Gary Holihan

(b)   All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.5 (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid shall be effective five (5)  Business Days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) Business Days following the date when mailed or couriered, as the case may be.  Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

SECTION 13.6               Assignment  This Agreement and all of the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Prior to the Effective Time, neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers or the Purchaser; provided the Purchaser may assign any of its rights, interests or obligations to any of its Affiliates, so long as the Purchaser remains the primary obligor hereunder and so long as Guarantor remains obligated under Section 13.13 with respect to such assignee.  Any assignment made in contravention of the terms of this Section 13.6 shall be void ab initio.

SECTION 13.7               Governing Law; Consent to Jurisdiction.

(a)   This Agreement and the legal relations among the parties hereto shall be governed by and interpreted in accordance with, the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

(b)   Until the entry of an order either closing or dismissing the Bankruptcy Case, each party hereto (i) irrevocably elects as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court; (ii) expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non-conveniens; and (iii) stipulates that the Bankruptcy Court shall have in personam jurisdiction and venue over such party.

(c)   After the entry of an order either closing or dismissing the Bankruptcy Case, each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of any Illinois state or federal court sitting or located in Cook County, Illinois (an “Illinois Court”) in any Action arising out of or relating to this Agreement or the other Acquisition Documents, and each such party hereby irrevocably agrees that all claims in respect of such Action shall be heard and determined in such Illinois Court.  Each party, to the extent permitted by applicable Laws, hereby expressly waives any defense or objection to jurisdiction or venue based on the doctrine of forum non conveniens, and stipulates that any Illinois Court shall have in personam jurisdiction and venue over such party for the purpose of litigating any dispute or controversy between the parties arising out of or related to this Agreement or the other Acquisition Documents.  In the event any party shall commence or maintain any Action arising out of or related to this Agreement in a forum other than an Illinois Court, the other party shall be entitled to request the dismissal or stay of such Action, and each such party stipulates for itself that such Action shall be dismissed or stayed.  To the extent that any party to this Agreement has or hereafter may acquire any immunity from jurisdiction of any Illinois Court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity.

(d)   After the entry of an order either closing or dismissing the Bankruptcy Case, each party irrevocably consents to the service of process of any of the Illinois Courts in any such Action by any means permitted by the rules applicable in such Illinois Court including, if permissible, personal delivery of the copies thereof or by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it as its address specified in accordance with Section 13.5 above, such service to become effective upon the earlier of (i) the date ten (10) calendar days after such mailing or (ii) any earlier date permitted by applicable Law.

SECTION 13.8               WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER ACQUISITION DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS

AGREEMENT AND THE OTHER ACQUISITION AGREEMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.8.

SECTION 13.9               Entire Agreement.  This Agreement, the other Acquisition Documents and the Non-Disclosure Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties hereto, their respective Affiliates or any of the Representatives of any of them with respect thereto.  There are no agreements, covenants or undertakings with respect to the subject matter of this Agreement, the other Acquisition Documents and the Non-Disclosure Agreement other than those expressly set forth or referred to herein or therein and no representations or warranties of any kind or nature whatsoever, express or implied, are made or shall be deemed to be made herein by the parties hereto except those expressly made in this Agreement, the other Acquisition Documents and the Non-Disclosure Agreement.

SECTION 13.10             Severability.  Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof.  In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision hereof, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein.  Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity, scope or subject, the parties request that it be construed, by limiting and reducing it, so as to be enforceable to the fullest extent permitted under applicable Law.

SECTION 13.11             No Third Party Beneficiaries.  Except as and to the extent otherwise provided herein, nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any Person other than the parties hereto and their respective successors and permitted assigns.

SECTION 13.12             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

SECTION 13.13             Guarantee  (a)       Guarantor hereby, unconditionally and irrevocably, guarantees (this “Guaranty”) by way of an independent obligation to the Sellers (each Seller referred to herein individually as a “Beneficiary” and collectively referred to herein as “Beneficiaries”) (i) the due, prompt and faithful performance by the Purchaser of all undertakings, obligations, required acts and performances of the Purchaser to such Beneficiaries under or arising out of this Agreement, and (ii) the due and punctual payment of all amounts due and payable by the Purchaser to such Beneficiaries under or arising out of this Agreement after the date hereof, when and as the same shall arise and become due and payable in accordance with the terms of and subject to the conditions contained in this Agreement  (the “Guaranteed Obligations”).

(b)   This is a guaranty of payment and performance and not of collection only.  If for any reason whatsoever the Purchaser shall fail or be unable to perform or comply with any of its Guaranteed Obligations, Guarantor will promptly upon receipt of notice thereof from the Beneficiaries entitled to such performance or payment forthwith (i) pay or cause to be paid in lawful money of the United States the unpaid Guaranteed Obligations then due and payable to each such Beneficiary (at the place specified and in the amounts and to the extent required of the Purchaser under this Agreement) and (ii) perform or comply with the Guaranteed Obligations for which performance or compliance is due or cause such Guaranteed Obligations to be performed or complied with (such performance or compliance as required of Purchaser under this Agreement).

(c)   Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Beneficiaries may be rescinded by the Beneficiaries and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, if any, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Beneficiaries, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part.

(d)   Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Beneficiaries upon this Guaranty or acceptance of this Guaranty; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty; and all dealings between the Purchaser and Guarantor, on the one hand, and the Beneficiaries, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.  Guarantor agrees that (i) any notice provided under this Agreement to the Purchaser (including any demand for payment or notice of default or non payment) shall be deemed to constitute notice to Guarantor for purposes hereof and (ii) any knowledge of the Purchaser shall be deemed knowledge of Guarantor for purposes hereof.  Nothing in this Section 13.13 shall be deemed to constitute a waiver of, or prevent Guarantor from asserting, any valid defense that may be asserted by the Purchaser.  Guarantor waives any defense whatsoever to the performance of the Guaranteed Obligations that would not constitute a valid defense by the Purchaser.  Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance without regard to (x) the validity or enforceability of this Section 13.13, or (y) any other circumstance whatsoever (with or without notice to or knowledge of the Purchaser or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Purchaser for the Guaranteed Obligations, or of Guarantor under this Guaranty in bankruptcy or any similar proceedings.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, the Beneficiaries may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Purchaser or any other Person or against any collateral security or guaranty for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Beneficiaries to make any such demand, to pursue such other rights or remedies or to collect any payments from the Purchaser or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of the Purchaser or any other Person or any such collateral security, guaranty or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Beneficiaries against Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

(e)   This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Beneficiaries upon any insolvency, bankruptcy, dissolution, liquidation or reorganization involving the Purchaser or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Purchaser or Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

(f)    Guarantor shall pay reasonable out-of-pocket attorneys’ fees, reasonable out-of-pocket costs and other expenses of each of the Beneficiaries expended or incurred in enforcing this Guaranty against Guarantor with respect to any claim against the Purchaser in which the Beneficiaries are the prevailing party, whether or not legal action is instituted, including, without limitation, all fees, costs and expenses incurred in connection with any insolvency, bankruptcy, reorganization, arrangement or other similar proceedings involving the Purchaser or Guarantor which in any way affect the exercises by any Beneficiary of any of its rights and/or remedies hereunder.

(g)   This Section 13.13 shall terminate at the Effective Time.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

SELLERS

divine, inc.

Air Divine, Inc.

Data Return Corporation

databites, inc.

Denali, Inc.

divine Global Services, Inc.

divine international, inc.

divine interVentures, Inc.

divine Ireland, Inc.

divine Managed Services, Inc.

divine software, inc.

divine Synchrony Communications, Inc.

divine/Emicom, Inc.

eprise Corporation

Eprise Securities Corp.

eShare Communications, Inc.

Folio Corporation

Futuretense Corporation

Global Recall, Inc.

iCentral, Inc.

Inventions, Inc.

LOTN, Inc.

Melita Finance, Inc.

Melita Intellectual Property, Inc.

Open Market Securities Corporation

Open Market, Inc.

Opinionware.com, Inc.

Perceptual Robotics, Inc.

Retrieval Technologies, Inc.

RWT Corporation

SafeMaker (Europe), Inc.

SageMaker, Inc.

SM2 Holding Corp.

smallwonders software!, inc.

SM1 Holding Corp.

Softmetric, Inc.

Venture Capital Unlimited Acquisition Sub, Inc.

Viant Corporation

Waypoint Software Corporation

By:	/s/ Jude M. Sullivan
Name:
Title:

S-1

divine technology ventures

By: divine, inc., its general partner

By:	/s/ Jude M. Sullivan
Name:
Title:

S-2

PURCHASER

dS&MS Newco, Inc. a corporation formed pursuant to the laws of the Cayman Islands

By:	/s/ David Dominick
Name:
Title:

GUARANTOR

Golden Gate Private Equity, Inc. a Delaware corporation

By:	/s/ David Dominick
Name:
Title:

S-3

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Managed Service Products and SSO Products
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Sale Approval Order
Exhibit E-1	Form of Temporary Services Agreement
Exhibit E-2	Form of Transition Service Agreement
Exhibit F	Foreign Subsidiaries

Schedules

Schedule 1.1(a)	Assigned Contracts (must be assigned)
Schedule 1.1(b)	Assigned Contracts (to the extent assignable)
Schedule 2.1(a)	Summary of Accounts Receivable
Schedule 2.1(c)	Registered Intellectual Property
Schedule 2.1(d)	Summary of Inventory
Schedule 2.1(h)	Owned & Leased Real Property
Schedule 2.2(p)	Non-competition and Confidentiality Agreements that are not assignable
Schedule 2.2(s)	Bankruptcy Related Windup Assets & Non-Core Assets
Schedule 4.1	Good Standing Exceptions
Schedule 4.4	Actions
Schedule 4.5	Compliance with Laws
Schedule 4.6	Title to Property
Schedule 4.7	Seller Approvals
Schedule 4.8	Broker’s or Finder’s Fees
Schedule 8.2	Employees of Sellers Eligible to be Hired by Purchaser

EXHIBIT A

SSO PRODUCTS

Product Line	Point Products	Acquired From
CIM Internet	Velocity Marketing	Delano Technologies
CIM Internet	Xpressions	Eshare
CIM Internet	Net Agent	Eshare
CIM Internet	Universal View	Synchrony
CIM Telephony	Conversations	Eshare
CIM Telephony	ECollections	Eshare
CIM Telephony	XChange	Eshare
CIM Telephony	Softmetrics	Softmetric
Collaboration	Showcase	LiveOnTheNet
Collaboration	Opinionware	Opinionware
Collaboration	MindAlign	Parlano
Collaboration	True Look	Perceptual Robotics (PRI)

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, divine, inc., a Delaware corporation (“Parent”) and certain domestic subsidiaries set forth on the signature page hereto (“Subsidiaries” and together with Parent, the “Sellers”), do hereby assign, grant, bargain, sell, convey and transfer to dS&MS Newco, Inc., a corporation formed pursuant to the laws of the Cayman Islands (the “Purchaser”), all of Sellers’ right, title and interest to the Contracts listed on Schedule I attached hereto together with all amendments, waivers, supplements and other modifications of and to such agreements, contracts, licenses and other instruments through the date hereof (collectively, the “Assigned Contracts”).

Upon the execution and delivery hereof, in consideration of the foregoing assignment and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser hereby absolutely and unconditionally assumes all duties, obligations and liabilities in respect of the Assumed Liabilities (as such term is defined in Section 2.3(a) of the Purchase Agreement), including, without limitation the Assigned Contracts, and agrees to be bound by the terms, conditions and covenants thereof, and to perform all duties and obligations of Sellers thereunder.

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in that certain Asset Purchase Agreement, dated as of May 5, 2003, by and among Sellers and Purchaser (the “Purchase Agreement”).

This Assignment and Assumption Agreement shall be binding upon the successors and assigns of the parties.

[Signature Page Follows]

Executed this    day of         , 2003.

SELLERS

divine, inc.

Air Divine, Inc.

Data Return Corporation

databites, inc.

Denali, Inc.

divine Global Services, Inc.

divine international, inc.

divine interVentures, Inc.

divine Ireland, Inc.

divine Managed Services, Inc.

divine software, inc.

divine Synchrony Communications, Inc.

divine/Emicom, Inc.

eprise Corporation

Eprise Securities Corp.

eShare Communications, Inc.

Folio Corporation

Futuretense Corporation

Global Recall, Inc.

iCentral, Inc.

Inventions, Inc.

LOTN, Inc.

Melita Finance, Inc.

Melita Intellectual Property, Inc.

Open Market Securities Corporation

Open Market, Inc.

Opinionware.com, Inc.

Perceptual Robotics, Inc.

Retrieval Technologies, Inc.

RWT Corporation

SafeMaker (Europe), Inc.

SageMaker, Inc.

SM2 Holding Corp.

smallwonders software!, inc.

SM1 Holding Corp.

Softmetric, Inc.

Venture Capital Unlimited Acquisition Sub, Inc.

Viant Corporation

Waypoint Software Corporation

By:
Name:
Title:

divine technology ventures

By: divine, inc., its general partner

By:
Name:
Title:

PURCHASER DS&MS Newco, Inc.

a Cayman Islands corporation

By:
Name:
Title:

SCHEDULE I

THE ASSIGNED CONTRACTS

EXHIBIT C

FORM OF

BILL OF SALE

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, divine, inc., a Delaware corporation (“Parent”) and certain domestic subsidiaries set forth on the signature pages hereto (“Subsidiaries” and together with Parent, the “Sellers”), do hereby grant, bargain, transfer, sell, assign, convey and deliver to dS&MS Newco, Inc., a corporation formed pursuant to the laws of the Cayman Islands (the “Purchaser”), all right, title and interest in and to the Transferred Assets as such term is defined in the Asset Purchase Agreement, dated as of May 5, 2003 (the “Asset Purchase Agreement”), by and among Sellers and Purchaser.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

This Bill of Sale is being executed and delivered by Sellers as of the    day of         , 2003 pursuant to the terms of the Asset Purchase Agreement.

[Signature Page Follows]

Executed this     day of          , 2003.

SELLERS

divine, inc.

Air Divine, Inc.

Data Return Corporation

databites, inc.

Denali, Inc.

divine Global Services, Inc.

divine international, inc.

divine interVentures, Inc.

divine Ireland, Inc.

divine Managed Services, Inc.

divine software, inc.

divine Synchrony Communications, Inc.

divine/Emicom, Inc.

eprise Corporation

Eprise Securities Corp.

eShare Communications, Inc.

Folio Corporation

Futuretense Corporation

Global Recall, Inc.

iCentral, Inc.

Inventions, Inc.

LOTN, Inc.

Melita Finance, Inc.

Melita Intellectual Property, Inc.

Open Market Securities Corporation

Open Market, Inc.

Opinionware.com, Inc.

Perceptual Robotics, Inc.

Retrieval Technologies, Inc.

RWT Corporation

SafeMaker (Europe), Inc.

SageMaker, Inc.

SM2 Holding Corp.

smallwonders software!, inc.

SM1 Holding Corp.

Softmetric, Inc.

Venture Capital Unlimited Acquisition Sub, Inc.

Viant Corporation

Waypoint Software Corporation

By:
Name:
Title:

divine technology ventures

S-1

EXHIBIT C

By: divine, inc., its general partner

By:
Name:
Title:

EXHIBIT D

FORM OF SALE APPROVAL ORDER

SEE ATTACHED

EXHIBIT E-1

FORM OF TEMPORARY SERVICES AGREEMENT

SEE ATTACHED

EXHIBIT E-2

FORM OF TRANSITION SERVICES AGREEMENT

SEE ATTACHED

EXHIBIT F

FOREIGN SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation	Seller
divine international, Inc.	Delaware	divine, inc.

divine India Ltd. (f/k/a Westbound Consulting PVT., Ltd.)	India	divine Global Services

divine Korea (f/k/a Denalii Korea)	South Korea	Denalii, Inc.

Emicom (Israel)	Israel	divine/Emicom, Inc.

Silverprime Ltd.	England	divine, inc. or Ken Kinsella o/b/o divine, inc.

SORA Labs	Spain	divine, inc. or Ken Kinsella o/b/o divine, inc.

Subsidiaries of divine international, Inc.

Subsidiary (status)	Jurisdiction of Incorporation	Parent
divine Global Holding GmbH (holding company)	Switzerland	divine international, Inc.

divine GmbH (active)	Germany	divine Global Holding GmbH

divine France SAS (active)	France	divine Global Holding GmbH

divine Pacific Pty. Ltd. (active)	Australian	divine Global Holding GmbH

divine KK (active)	Japan	divine Global Holding GmbH

divine Singapore Pte. Ltd. (active)	Singapore	divine Global Holding GmbH

divine Nordic AS (active)	Norway	divine Global Holding GmbH

divine Solutions GmbH (dormant)	Switzerland	divine Global Holding GmbH

Open Market Italy s.r.l. (dormant)	Italy	divine Global Holding GmbH

Open Market UK Ltd. (dormant)	United Kingdom	divine Global Holding GmbH

Subsidiary (status)	Jurisdiction of Incorporation	Parent
divine Solutions Ltd. (dormant)	United Kingdom	divine Global Holding GmbH

divine Solutions Netherlands BV (dormant)	Netherlands	divine Global Holding GmbH

eshare Technologies Ltd. (dormant)	United Kingdom	divine Global Holding GmbH

eshare Technologies SARL (dormant)	France	eshare Technologies Ltd.

Global Recall, Ltd. (dormant)	United Kingdom	divine Global Holding GmbH

Global Recall, Inc. (dormant)	Delaware	Global Recall, Ltd.

Global Recall Ltd. Computing (dormant)	United Kingdom	Global Recall, Ltd.